EXHIBIT 10.09

NORTHRIM BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

Originally Effective as of July 1, 1994

Amended Effective as of January 6, 2000,
January 8, 2004, January 1, 2005, January 1, 2015 and November 30, 2023

6.8	No Assignment	7
6.9	Binding Effect	7
6.10	Governing Law	7
6.11	Recoupment	7
ARTICLE 7 DUTIES UPON INSOLVENCY		7
7.1	Duty to Inform	7
7.2	Actions Required	7
7.3	Insolvency	7

NORTHRIM BANK

SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

The purpose of this Supplemental Executive Retirement Plan (the “Plan”) is to award individuals for their continued commitment to Northrim Bank (“Bank” or the “Company”), and to provide a supplemental retirement benefit, since retirement benefits under Northrim Bank Retirement Plan have been limited in recent years by Congress under the Internal Revenue Code. It is intended that this Plan will assist in retaining and attracting individuals of exceptional ability by providing them with the benefits provided hereunder.

This Plan will be effective as of July 1, 1994.

ARTICLE 1
DEFINITIONS

1.1    Account or Accounts means the record-keeping accounts maintained hereunder on the books and records of the Company to record Participant’s benefits, as well as the increase in value attributable to interest earned thereon, all as described hereafter.
1.2    Beneficiary shall mean the individual(s) designated by the Participant on a form provided by the Committee. If no individual is designated, the Beneficiary shall be: (i) the spouse, if the participant is married on the date of death; or if unmarried, the Participant’s estate.

1.3    Code shall mean the Internal Revenue Code of 1986, as amended from time to time, or any succession thereto.

1.4    Committee shall mean the Compensation Committee of the Company’s Board of Directors, which shall administer the Plan in accordance with Section 6.7 hereof.

1.5    Company shall mean Northrim Bank or any successor corporate entity. The Company may delegate authority necessary to administer the Plan to any person or committee.

1.6    Early Retirement Date shall mean the first day of any month between a Participant’s 55th and 65th birthdays, provided the Participant has then completed at least 5 years of vesting service under the terms of the Company’s Savings Incentive Plan.

1.7    ERISA shall mean the Employee Retirement Income Security Act of 1974, as amended, and any regulations issued pursuant thereto.

1.8    Normal Retirement Date shall mean the Participant’s 65th birthday. No Participant shall be forced to mandatorily retire merely because such Participant attains his or her Normal Retirement Date.

1.9    Participant shall initially mean those individuals listed on Exhibit “A” to this Plan. Other individuals may be added from time to time with the consent of the Board of Directors of Northrim Bank.

1.10    Plan shall mean this Supplemental Executive Retirement Plan.

1.11    Retirement Plan shall mean the Northrim Bank Defined Benefit Retirement Plan and Trust Agreement as may be amended from time to time.

1.12    Trust shall mean the Rabbi Trust Agreement entered into between the Company and the Trustee, as amended from time to time, if adopted by the Board of Directors of the Company.

1.13    Trust Fund shall mean the cash and other investments held and administered by the Trustee in accordance with the provisions of the Trust and the Plan.

1.14    Trustee shall mean the Committee or any duly appointed additional or successor corporate or independent trustee appointed and acting in accordance with Section 6.6 and Article 6 hereof and the Trust Agreement.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION

Initially, the individuals listed on Exhibit A shall be the only eligible Participants under this Plan. The Company may, in its sole discretion, select other eligible Participants from among a select group of the Company’s management or highly compensated employees within the meaning of Sections 201, 301 and 401 of ERISA.

All such additional Participants, when added, shall be listed on Exhibit A to this Plan.

ARTICLE 3
PRE-2005 SUPPLEMENTAL RETIREMENT BENEFIT

3.1    Pre-2005 Grandfathered Account. Employer contributions shall be credited to a Participant’s respective Accounts in accordance with this Section. Pre-2005 contributions shall be credited to a Pre-2005 Grandfathered Account, and Post-2004 contributions shall be credited to a Post-2004 Account.

3.2    Amount. Upon a Participant’s attainment of his or her Normal Retirement Date or Early Retirement Date, a supplemental retirement benefit shall be payable under the terms of this Plan. The amount of such payment shall be based on a contribution being credited annually pursuant to the terms of this Plan. Such contributions shall be credited on January 1 to an Account maintained on behalf of the Participant. The Account shall be further credited with interest compounded annually. Interest will be credited for the year, or any portion thereof, as of January 1 based on the Bank’s average yield on the Bank’s total assets, less a three year rolling average of net loan charge-offs expressed as a percentage of average loans outstanding for the respective periods. The amount payable to the Participant will be the sum of the contribution(s) plus accrued interest credited to such Participant’s Account.

The amount of a Participant’s annual contribution and such Participant’s eligibility date for such contribution shall be attached hereto as Exhibit B. Such exhibits shall be individualized for each Participant and shall be numbered in consecutive order beginning with B‑1.

3.3    Form of Payment. The supplemental benefit from this Plan, as determined in Section 3.2, shall be paid-in monthly installments as follows:

(a)    A calculation shall be made to convert the account balance payable under Section 3.2 to equal installment payments payable over a period not to exceed fifteen (15) years, in accordance with Participant’s election, or if no election is made, the period shall be fifteen (15) years. The conversion shall be based upon the time period selected and the applicable interest rate in effect as of the date of benefit commencement. For purposes of this paragraph, the applicable interest rate will be fifty (50) basis points over the applicable U.S. Treasury Note Rate. The applicable U.S. Treasury Note Rate will be the preceding twelve (12) month average, preceding the commencement of payments, and will be the nearest quoted rate for a maturity representing two-thirds of the installment pay-out period. For example, if the installment period is fifteen (15) years, the applicable U.S. Treasury Note Rate will be the rate for a note whose term is two-thirds of the fifteen (15) year installment period, i.e., a 10‑Year U.S. Treasury Note. The applicable interest rate will, therefore, be fifty (50) basis points over the prior average annual rate for a 10‑Year U.S. Treasury Note.

(b)    Notwithstanding the above, the Participant may elect to receive a lump sum payment of the supplemental benefit under this Plan, as determined in Section 3.2. Such election must be irrevocable and made at least 60 days before the date benefits would commence under Section 3.2 or 3.4.

3.4    Benefit Commencement. A Participant’s Pre-2005 Supplemental Retirement Benefit shall commence as soon as reasonably practicable following 91 days after the Participant’s termination of employment with the Company, provided the Participant has attained Normal Retirement Date or Early Retirement Date.

ARTICLE 4
POST-2004 SUPPLEMENTAL RETIREMENT BENEFIT

4.1    Post-2004 Account. A Participant’s Post-2004 Account shall be 100% vested and non-forfeitable at all times and shall become payable to the Participant upon the expiration of the deferral period elected by the Participant’s annual election form. An initial election form for his or her Post-2004 Account may provide that the deferral period will end on a specified date or the date he terminates employment.

Any deferral election for his or her Post-2004 Account to a specified future distribution date must be for at least two Plan Years, so that the earliest specified future distribution date that a Participant may elect will be January 1 following two Plan Years of deferral (counting the Participant’s initial Plan Year of eligibility if he or she first becomes a Participant on a date after January 1 of a Plan Year).

Notwithstanding the foregoing, a Participant or former Participant may later elect at least 12 months prior to the date on which the Participant deferral period for his or her Post-2004 Account would otherwise have ended to change the specified future distribution date on which payments will commence, provided that election changes the specified future distribution date to a date that is at least five (5) years later than the Participant’s deferral period for his or her Post-2004 Account would otherwise have ended.

All Participants must elect no later than December 31, 2008 to receive their Post-2004 Account at the end of the Participant’s deferral period in a lump sum or in annual installments not to exceed ten (10) years. New Participants after December 31, 2008 must elect at the time they become a Participant to receive their Post-2004 Account at the end of the Participant’s deferral period in a lump sum or in annual installments not to exceed ten (10) years. A Participant may later elect at least twelve (12) months prior to the date on which the Participant’s deferral period for his or her Post-2004 Account would otherwise have ended to change the form of payment the Participant previously elected to a lump sum payment or a specified number of annual installments not to exceed ten (10) years, provided that election also changes the distribution date of the Participant’s Post-2004 Account to a date that is at least five (5) years later than the Participant’s deferral period for is or her Post-2004 Account would otherwise have ended.

4.2    Six Month Payment Delay for Key Employees. If a Participant is a Key Employee as of the date of his or her Separation from Service (or as of such other date as may be prescribed under Code Section 409A), then in no event shall such Participant’s first payment date be less than six (6) months after the date of such Participant’s Separation from Service. A “Key Employee” means a “specified employee” as defined pursuant to Code Section 409A and corresponding regulations (that is, an employee described in Code Section 416(i), as may be modified by Code Section 409A). A “Separation from Service” means a termination of services as an employee, independent contractor or consultant that is a “Separation from Service,” as defined pursuant to Code Section 409A and corresponding regulations.

4.3    Code Section 409A. This Article 4 is intended to comply and shall be interpreted and construed in a manner consistent with the provisions of Code Section 409A, including any rule or regulation promulgated thereunder. The provisions of this Article 4 shall not be deemed applicable to the Pre-2005 Supplemental Retirement Benefits described in Article 3 however, or to constitute a material modification with respect to such “grandfathered” Accounts. In the event that any provision of this Article or Plan would cause an amount deferred hereunder to be subject to tax under the Code prior to the time such amount is paid to a Participant, such provision shall, without the necessity of further action by the Committee, be deemed null and void.

ARTICLE 5
SURVIVOR AND DISABILITY BENEFITS

5.1    Pre-2005 Grandfathered Account Death Benefit. If the Participant dies prior to the commencement of such benefits, payments shall commence to the Beneficiary as soon as practicable after the Participant’s death in installments over fifteen (15) years determined as provided in Section 3.3(a), unless the Committee elects to accelerate payments without penalty to the Beneficiary. If the Participant dies after commencement of benefits, benefits shall continue over the remaining schedule to the Beneficiary, unless the Committee elects to accelerate such payments without penalty to the Beneficiary.

5.2    Post-2004 Account Death or Disability Benefit. If a Participant dies prior to the commencement of payments from his or her Post-2004 Account, the Participant’s Beneficiary shall receive the Participant’s Post-2004 Account in the most recent form of payment properly elected by the Participant prior to his or her death in accordance with the terms of this Plan, with payments commencing as soon as reasonably practicable after the Participant’s death. If the Participant made no form of payment election, the Participant’s Post-2004 Account will be paid to the Beneficiary in ten (10) annual installments, beginning as soon as reasonably practicable after the Participant’s death.

If a Participant experiences a Disability prior to the commencement of payments from his or her Post-2004 Account, the Participant shall receive the Participant’s Post-2004 Account in the most recent form of payment properly elected by the Participant prior to his or her Disability in accordance with the terms of this Plan, with payments commencing as soon as reasonably practicable after the Participant’s Disability. If the Participant made no form of payment election, the Participant’s Post-2004 Account will be paid to the Participant in ten (10) annual installments, beginning as soon as reasonably practicable after the Participant’s Disability. “Disability” means that a Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering the Company’s employees.

If a Participant dies after payments to the Participant have already commenced and the Participant had elected or was receiving installment payments, the Participant’s Beneficiary shall receive the remaining annual installment payments that would otherwise have been paid to the Participant.

This Section 5.2 also applies to former Participants who still have a Post-2004 Account balance at the time of their death.

ARTICLE 6
GENERAL PROVISIONS

6.1    Right to Amend or Terminate. The Company may, by written resolution of its Board of Directors, in its sole discretion, terminate, suspend or amend this Plan at any time, in whole or in part. However, no termination, amendment or suspension of the Plan will affect a Participant’s or Beneficiary’s rights to benefits accrued to the date of amendment, and no amendment shall accelerate benefits to the Participants to the detriment of the Company’s creditors.

Notwithstanding the foregoing, any termination of the Plan by the Board of Directors shall be subject to the provisions of Code Section 409A and applicable regulations regarding restrictions on the Board of Directors’ right to terminate the Plan and to distribute Post-2004 Accounts.

6.2    No Right of Employment. Nothing contained herein will confer upon any Participant the right to be retained in the service of the Company, nor will it interfere with the right of the Company to discharge or otherwise deal with any Participant without regard to the existence of the Plan.

6.3    Plan Funding. Supplemental retirement benefits may be paid either from a Trust Fund established by the Company or from the general or segregated assets of the Company. All Trust Fund assets, as well as non-Trust Fund assets, shall at all times remain subject to the claims of the general creditors of the Company.

6.4    Unsecured Benefit. The unpaid balance of any account maintained pursuant to this Plan or Trust is an unsecured, general obligation of the Company. No Participant has ownership rights with respect to any asset of the Company or any Trust Fund by reason of his participation in this Plan or any Trust that may be established hereunder.

6.5    Reporting. The Company is not required to render any report or accounting to any Participant until benefits under this Plan are actually paid.

6.6    Trust Agreement. If the Company elects to establish a Trust Fund for the payment of supplemental retirement benefits, the Trustee shall receive and hold all contributions to the Trust Fund made by the Company pursuant to the Plan and shall hold, invest, reinvest, and distribute such fund in accordance with the terms and provisions of this Plan and the Trust Agreement. The Company or the Committee may engage the services of qualified, independent investment managers for the purpose of providing some or all of the investment management for this Plan. The Company or the Committee may modify the Trust Agreement from time to time to accomplish the purposes of this Plan and may, with approval, remove any Trustee and select any successor Trustee. No amendment to the Plan, however, will bind the Trustee without its consent.

6.7    Administration. The Company designates the Compensation Committee to administer, construe and interpret this Plan. The Committee shall perform administrative duties as required herein, and shall serve for such terms as the Company may designate or until a successor has been appointed or until removed by the Company. No Committee member shall vote on a matter that is related solely to his entitlement to benefits hereunder.

The construction and interpretation by the Committee of any provision of this Plan shall be final, conclusive and binding upon all parties, including the Company and its employees. The Committee has the sole discretion to decide all issues under this Plan and any Trust that may be established hereunder. Any decision of the Committee that is not an abuse of discretion or arbitrary and capricious, shall be upheld by a court of law. The Committee may adopt rules and regulations to assist it in the administration of the Plan. No member of the Committee shall be liable for any act performed or determination made, unless attributable to willful misconduct or lack of good faith. The Company shall hold the Committee and its members harmless and indemnify them from liability unless such liability stems from willful misconduct or lack of good faith. All expenses of administration of the Plan shall be borne by the Company and no part thereof shall be payable by a Participant in this Plan.

6.8    No Assignment. Except as provided below, no rights hereunder are assignable in whole or in part, either by voluntary or involuntary act or by operation of law. Rights hereunder are not subject to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance. Such rights are not subject to the debts, contracts, liabilities, engagements or torts of the Participant or his Beneficiary. Notwithstanding the above, the Participant’s and Beneficiary’s rights hereunder may be assigned to a trust created under the Participant’s Last Will and Testament or similar dispositive instrument.

6.9    Binding Effect. This Agreement is binding upon the parties hereto, and their respective heirs, executors, administrators, successors and assigns. This Agreement shall bind the Company, and any successor thereto whether as a result of merger, sale of stock, sale of substantially all the assets, or otherwise.

6.10    Governing Law. This Agreement shall be governed by the laws of the State of Alaska except as may be preempted or superseded by federal law. Venue shall be the United States District Court, State of Alaska, at Anchorage.

6.11 Recoupment. Each Participant acknowledges and agrees that as a condition to participation in the Plan, the Participant shall comply with the terms of the Company’s Compensation Recovery Policy as then in effect to the extent such Compensation Recovery Policy applies to the Plan.

ARTICLE 7
DUTIES UPON INSOLVENCY

7.1    Duty to Inform. The Board of Directors and/or the Chief Executive Officer of the Company shall have the duty to inform the Trustee (if a Trust is established) of the Company’s bankruptcy or insolvency, as defined in Section 7.3 below.

7.2    Actions Required. When informed of the Company’s insolvency or bankruptcy by the Board of Directors and/or the Chief Executive Officer, the Trustee shall suspend payments to any Participant or Trust Beneficiary and shall hold assets for the benefit of the Company’s general creditors. Furthermore, if the Trustee receives other written allegations from any other source (with proper written documentation supporting the same) of the Company’s insolvency, the Trustee shall suspend all such payments and hold the Trust assets for the benefit of the Company’s general creditors, and must determine within 30 days whether the Company is in fact insolvent. If the Trustee determines that the Company is not insolvent, the Trustee will resume payments, including any benefits previously suspended. In all cases where the Trustee has actual knowledge of, or has a determination of the Company’s insolvency, the Trustee shall deliver trust assets to satisfy claims of the Company’s general creditors as directed by a court of competent jurisdiction.

7.3    Insolvency. Insolvency shall mean the complete inability of the Company to meet its obligations to the Company’s creditors in due course.